Accelerated Building Concepts Corporation Attempting to Stop Alleged Hostile Takeover Attempt by Certain Shareholders

Orlando, FL, Monday, November 10, 2008, Accelerated Building Concepts Corporation (OTCBB: ABCC), a provider in the design, manufacturing, and construction services for modular and component building facilities utilizing concrete and steel and structural insulated panels (SIPs) structures, today announced that on November 7, 2008, the Company’s board of directors and executive officers received written notice from Michael W. Hawkins (“Hawkins”), President and owner of Avante Holding Group, Inc. (“Avante”), a former consultant company to the Company, advising that on November 6, 2008, using proxies purportedly received from ten shareholders together representing over 50% of the Company’s outstanding shares of common stock, Hawkins/Avante purportedly took action by Shareholders’ Written Consent in an attempt to take over control of the Company by removing Joseph Sorci as CEO, director and Chairman of the Board, Ralph “Hank” Henry as Director, and Terry Johnson as Director. All proxies were purportedly given to Avante; however, some of the proxies appear to have been forged, do not comply with Delaware law, or are from shareholders who do not rightfully own shares of the Company. Hawkins/Avante appear to have retained or used the services of Thomas G. Amon, Esq., the Company’s Corporate Counsel and also a Director, to facilitate this effort for their personal benefits in bad faith and not for the benefit of the Company and its stockholders. Mr. Amon appears to be in breach of his fiduciary duty of loyalty to the Company by assisting Hawkins/Avante and acting in concert with them. In this Shareholders’ Consent, Avante also purportedly appointed Hawkins and Timothy B. Daley as new Directors to serve along with Thomas G. Amon, who was not removed as a director.

The Company had previously filed a lawsuit against Hawkins/Avante on October 28, 2008 (Accelerated Building Concepts Corporation, et al v. Avante Holding Group, Inc. and Michael W. Hawkins, the Defendants, Brevard County, Florida, Case Number 05-2008-CA-057989) to seek recovery of corporate documents in his wrongful possession and control so that the Company could complete necessary filings with the SEC that have been delinquent for some time due to the actions of Mr. Hawkins. The Company intends to amend this action to include additional causes of action against Hawkins/Avante and others who have operated in concert or in conspiracy with Hawkins/Avante. The current lawsuit has the following five counts:

The lawsuit is an action for replevin, injunctive relief, and monetary damages in excess of $15,000. The lawsuit has five counts which are: 1) Replevin of Corporate Records and Financial Documents; 2) Violation of Florida Statutes Charter 607 – Florida Corporation Act; 3) Civil Theft – Violation of Florida Statutes Chapter 772; 4) Breach of Contract; and 5) Injunctive Relief – Violation of Florida Statute 542.33 – Restrictive Covenant.

The Company believes that the purported action by Hawkins and others pursuant to the Shareholders’ Consent described above is an attempt wrongfully to take control of the

Company so that information in the corporate records held wrongfully by Hawkins/Avante implicating Hawkins/Avante and others in wrongful conduct against the Company cannot be discovered by the Board of the Company and used to pursue remedies against Hawkins for his wrongful conduct, malfeasance, and misappropriation of corporate assets and opportunities.

Joseph Sorci, CEO and Chairman, stated “It appears that Hawkins, in an attempt to avoid this lawsuit, which has potential financial damages, has attempted this alleged hostile takeover to stop the potential financial losses to himself and Avante. The Company maintains that Mr. Hawkins’ actions will be detrimental to ABCC’s shareholders and for his benefit only.”

The Company and its shareholders will continue to pursue legal remedies against Hawkins and Avante. Mr. Henry, a Director, stated “There is material evidence that has been presented to the Board that Avante and Mr. Hawkins appears to have been engaged in activities other than for the benefit of ABCC, and without Board of Directors’ approval. The Company intends to pursue all legal remedies available and will pursue all individuals and/or companies associated with these activities.”

The Company’s primary business is based on the expertise, applied for patents and licenses of Joseph Sorci and other key personnel which are attempted to be removed and/or will leave the Company under the new proposed management.

ABCC will immediately begin contacting its shareholders, vendors, and clients to keep them fully apprised as to the current events.

Accelerated Building Concepts Corporation (ABCC) provides design, manufacturing, and construction services for modular and component building facilities utilizing concrete and steel and structural insulated panels (SIPs) for use by commercial, educational clients and other government agencies. The Department of Community Affairs (DCA) governs the manufacturing of the Company’s products. Additionally, our products meet federal and state regulations for classrooms as well as other government agencies.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products, which we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact: Joseph Sorci

407-859-8862